UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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TRW Automotive Holdings Corp.

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TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150

March 28, 2005

TO OUR STOCKHOLDERS:

Our 2005 annual meeting of stockholders will be held at the TRW Vehicle Safety Systems Inc. facility at 11202 East Germann Road, Queen Creek, Arizona, 85242 on Friday, May 13, 2005. The annual meeting will begin promptly at 9:00 a.m., local time. If you plan to attend the meeting, please indicate on your proxy card your intention to do so.

Please read these materials so that you will know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card in the enclosed postage-paid envelope. Instructions on how to vote are on the proxy card enclosed with this proxy statement. Stockholders may also obtain the notice of annual meeting and the proxy statement at TRW’s home page on the World Wide Web (www.trwauto.com).

John C. Plant
Chief Executive Officer and President

Notice of Annual Meeting of Stockholders

The annual meeting of stockholders of TRW Automotive Holdings Corp. will be held at the TRW Vehicle Safety Systems Inc. facility at 11202 East Germann Road, Queen Creek, Arizona, 85242 on Friday, May 13, 2005, at 9:00 a.m., local time. The purpose of the meeting is to vote on the proposals listed below and to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal 1.	The election of three directors to three-year terms on the Board of Directors. The Board has nominated for re-election Joshua H. Astrof, Francois J. Castaing and Paul H. O’Neill, all current directors.

Proposal 2.	The ratification of Ernst & Young LLP as TRW’s independent public accountants for 2005. Ernst & Young LLP served in this same capacity in 2004.

The record date for the annual meeting is March 18, 2005. Only stockholders of record at the close of business on that date may vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS
David L. Bialosky
Secretary
Livonia, Michigan

March 28, 2005

March 28, 2005

TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150

Proxy Statement

The Board of Directors of TRW Automotive Holdings Corp. (“TRW”) is soliciting proxies to be used at the 2005 annual meeting. You are invited to attend the annual meeting and vote your shares directly. Even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. We are distributing this proxy statement and the accompanying proxy card beginning on or about March 28, 2005.

Who Can Vote

Stockholders of record of our common stock at the close of business on March 18, 2005, the record date, may vote at the annual meeting.

On March 18, 2005, 98,985,079 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date.

How You Can Vote

Stockholders of record can give a proxy to be voted at the meeting by completing and mailing the enclosed proxy card. If you are a stockholder of record, please sign and return your signed proxy to us before the annual meeting, and we will vote your shares as you direct. Stockholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker, which may include voting by using the Internet or by telephone.

Whether you are a stockholder of record or hold your shares in street name, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1 on the proxy card). You can also specify whether you approve, disapprove, or abstain from the other proposals presented at the meeting. Proposals 1 and 2 will be presented at the meeting by management. The proposals are described in this proxy statement under the “Proposals Requiring Your Vote” section of this proxy statement.

If you do not specify on your proxy card how you want to vote your shares, we will vote them “For” the election of all nominees for director as set forth under Proposal 1 in the section entitled “Proposals Requiring your Vote,” and “For” Proposal 2.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised in any of three ways:

(1)	by notifying TRW’s secretary in writing;

(2)	by submitting another proxy by mail that is received later and that is properly signed; or

(3)	by voting in person at the meeting

You will not revoke a proxy merely by attending the meeting; to revoke a proxy, you must take one of the actions described above.

How to Vote Under Employee Plans

If you participate in the TRW Automotive Retirement Savings Plan or the TRW Automotive Savings Plan for Represented Employees, then you may be receiving these materials because of shares held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote your shares. They will vote the shares in accordance with your instructions and the terms of the plan. If you do not provide voting instructions for shares held for you in any of these plans, then an independent fiduciary selected by TRW, but not affiliated with TRW, will vote your shares as such independent fiduciary deems advisable.

In accordance with the terms of the applicable employee plan and to the extent permitted under applicable law, you are considered the “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended) of the employee plan with regard to the stock funds in which you invest and otherwise exercise control. If you participate in any of these plans or maintain other accounts under more than one name, you may receive more than one set of proxy materials. To be sure that all shares are counted, you must sign and return every proxy card you receive.

If you participate in the TRW Canada Limited Retirement Savings Plan, you may have unit holdings in the TRW common stock fund. As a unit-holder of the fund, however, you will not be able to vote the securities held by the fund.

Required Votes

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock on the record date is necessary to constitute a quorum. In the election of directors, the three persons receiving the highest number of “For” votes will be elected. Stockholders may not cumulate their votes in the election of directors.

The affirmative vote of a majority of shares present in person or represented by proxy at the meeting is required to approve each proposal other than the election of directors. Each share of common stock carries one vote.

Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are also considered “shares present.” Accordingly, abstentions and broker nonvotes are the equivalent of votes against a proposal where approval requires a majority of shares present. Abstentions and broker nonvotes will not affect the outcome in the election of directors.

As of March 18, 2005, affiliates of The Blackstone Group L.P. (“Blackstone”) beneficially own and have the right to vote a majority of the outstanding shares of our common stock and have advised us that they intend to vote all such shares in favor of the nominees for director and in favor of Proposal 2. Accordingly, a quorum at the annual meeting, the election of directors and the approval of Proposal 2 are assured.

Householding Information

The proxy rules of the Securities and Exchange Commission permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

TRW has been notified that certain intermediaries will utilize this procedure for TRW’s 2004 Annual Report and proxy materials. Therefore, only one Annual Report and Proxy Statement may have been delivered to multiple stockholders sharing a single address. Stockholders who wish to opt out of this procedure and receive separate copies of the Annual Report and Proxy Statement in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or TRW at the address and telephone number below.

TRW will promptly deliver a separate copy of the 2004 Annual Report or Proxy Statement for the annual meeting upon oral request to TRW’s Investor Relations Department at (800) 219-7411 or written request to Investor Relations, 12001 Tech Center Drive, Livonia, Michigan 48150.

Other Matters to be Acted Upon at the Meeting

We do not know of any other matters to be presented or acted upon at the meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Where to Find Voting Results

We will publish the voting results in our Form 10-Q for the second quarter of 2005. You will also be able to find the results in the investor information section of TRW’s home page on TRW’s Internet site (www.trwauto.com).

Proposals Requiring Your Vote

The proposals set out below will be voted on at the meeting. We will present Proposal 1 and Proposal 2.

When providing your proxy you will be able to designate whether your shares are voted to approve or disapprove, or to abstain from, each of the proposals.

PROPOSAL 1

Election of Directors

The first proposal on the agenda for this year’s annual meeting will be to elect three directors to serve as Class I directors for a three-year term beginning at the meeting and expiring at the 2008 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of eight directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class I directors are up for election at the meeting. The nominees for election are Joshua H. Astrof, Francois J. Castaing and Paul H. O’Neill, all current Class I directors. The Class II and Class III directors will continue in office following the meeting. Their terms will expire in 2006 (Class II) and 2007 (Class III). For information regarding the director nominees and our other directors, see the “The Board of Directors” section of this proxy statement.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

The Board of Directors recommends a vote “For” the director nominees. Proxies solicited by the Board of Directors will be voted “For” the director nominees unless stockholders specify a different choice.

PROPOSAL 2

Selection of Independent Public Accountants

The Audit Committee of the Board of Directors has the sole responsibility for selecting the independent public accountants to audit TRW’s consolidated financial statements. The Audit Committee’s selection of Ernst & Young LLP to audit TRW’s consolidated financial statements for 2005 is being submitted to you for ratification. Representatives of Ernst & Young LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

TRW management will present the following resolution at the meeting:

“RESOLVED: That the selection of Ernst & Young LLP as independent public accountants to audit the consolidated financial statements of the Company for 2005 is ratified.”

The Board of Directors recommends a vote “For” Proposal 2. Proxies solicited by the Board of Directors will be voted “For” this Proposal 2 unless stockholders specify a different choice.

The Board of Directors

The Board of Directors currently consists of eight directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Board of Directors met ten times during 2004, four of which were regular meetings and the remaining special meetings. All of the current directors who were directors in 2004 attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which they served in 2004. Directors are expected to attend all scheduled board and committee meetings. This is TRW’s first annual meeting as a public company. Director presence at the annual meeting is encouraged.

Director Independence

TRW’s Board of Directors is currently comprised of two directors who qualify as “independent” as such term is defined by the rules adopted by the Securities and Exchange Commission and New York Stock Exchange listing requirements. The Board of Directors has elected a third independent director, Jody Miller, who will join the Board of Directors and the Audit Committee effective May 1, 2005. To be considered independent, the Board of Directors must determine each year that a director does not have any direct or indirect material relationship with TRW. When assessing the “materiality” of any relationship a director has with TRW, the Board of Directors reviews all the relevant facts and circumstances of the relationship to assure itself that no commercial or charitable relationship of a director impairs such director’s independence. Directors who have a material relationship with our more than 5% shareholders also are not considered independent.

The Board of Directors established guidelines, which are set forth in the corporate governance guidelines published on TRW’s Internet site (www.trwauto.com), to assist it in determining director independence under the New York Stock Exchange listing requirements. These guidelines provide that: A director will not be independent if, within the preceding three years (i) the director was employed by TRW or its subsidiaries; (ii) an immediate family member of the director was employed by TRW or its subsidiaries as an executive officer; (iii) a TRW executive officer was on the compensation committee (or a committee performing similar functions) of the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or (iv) the director or an immediate family member of the director received more than $100,000 during any twelve-month period in direct compensation from TRW or its subsidiaries (other than payments for current or past service as a director or compensation received by a family member for service as a non-executive employee). In addition, a director will not be independent if (i) the director or an immediate family member of the director is a current partner of TRW’s independent auditor, (ii) the director is a current employee of such firm, (iii) the immediate family member of the director is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (iv) the director or immediate family member of the director was within the last three years a partner or employee of such firm and personally worked on TRW’s audit within that time. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a TRW director is an employee of another company that does business with the Company and the annual sales to, or purchases from, TRW or its subsidiaries are less than the greater of $1 million or two percent of the annual revenues of the company he or she is employed by; (ii) if a TRW director is an employee of another company which is indebted to TRW or its subsidiaries, or to which TRW or its subsidiaries is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she is employed by; and (iii) if a TRW director serves as an officer, director or trustee of a charitable organization, and TRW’s discretionary charitable contributions to the organization are less than the greater of $1 million or two percent of that organization’s total annual charitable receipts. (Automatic matching of employee charitable contributions will not be included in the amount of TRW’s contributions for this purpose.)

The Board of Directors has affirmatively determined that each of the following directors and nominees for directors meet these standards for independence and qualify as independent: J. Michael Losh, Francois J. Castaing and Jody Miller. Throughout this proxy statement, we refer to these directors as our “independent directors.” In addition, although Mr. Losh serves on the Audit Committee of more than three publicly traded companies, the Board has determined that such simultaneous service does not impair his ability to serve on TRW’s Audit Committee.

Controlled Company Status

TRW is a “controlled company” under the rules of the New York Stock Exchange because more than 50% of the voting power of TRW is held by affiliates of Blackstone. TRW chooses to take advantage of certain of the exemptions from governance requirements of the New York Stock Exchange afforded to controlled companies. Accordingly, we are not required to have a majority of our directors be independent and are not required to have our compensation committee and nominating committee be comprised of independent directors.

Director Information

Neil Simpkins, our Chairman of the Board, presides over meetings of the non-management directors. Stockholders and other interested persons may contact Mr. Simpkins, the non-management directors as a group, or the Audit Committee directly in writing c/o TRW Automotive Holdings Corp., P.O. Box 51701, Livonia, MI 48151-5701, USA. TRW’s internet site (www.trwauto.com) includes: the Standards of Conduct, TRW’s code of business conduct and ethics applicable to all of TRW’s directors, officers and employees; corporate governance guidelines; and charters for the Audit, Compensation and Corporate Governance and Nominating Committees. In addition, these documents are available in print to any stockholder who requests them.

The following information about the directors, including the nominees, has been provided by the directors. There is no family relationship among the directors or between any director and an executive officer. For a description of the designation of four directors affiliated with Blackstone and one director designated by another stockholder pursuant to a stockholders agreement, see “Certain Relationships and Related Transactions – Stockholders Agreement”.

Class I—Nominees Standing for Re-Election

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Joshua H. Astrof	33	Has been a member of our Board of Directors since February 6, 2003. Mr. Astrof has been a principal at Blackstone since December 2001 and an associate from 1998 to 2001. Prior to that, he was an associate at Donaldson, Lufkin & Jenrette Securities Corporation, where he worked from 1993 to 1996. He currently also serves on the board of directors of Foundation Coal Holdings, Inc. and Utilicom Networks LLC and formerly served on the board of directors of Bresnan Communications Group LLC.

Paul H. O’Neill	69	Has been a member of our Board of Directors since August 12, 2003. Mr. O’Neill has been a Special Advisor at Blackstone since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chairman and Chief Executive Officer of Alcoa from 1987 through 1999. He retired as Chairman of Alcoa in 2000. He currently also serves on the board of directors of Eastman Kodak Company, Nalco Company and Celanese Corporation.

Francois J. Castaing	59	Has been a member of our Board of Directors since April 19, 2004. Mr. Castaing is a consultant for Castaing & Associates. Mr. Castaing retired in 2000 as technical advisor to the Chairman of DaimlerChrysler Corporation. Prior to his retirement, Mr. Castaing spent thirteen years with Chrysler Corporation serving as Executive Vice President of Vehicle Engineering from 1988 to 1996 and subsequently ran Chrysler International Operations. From 1980 to 1987, Mr. Castaing was with American Motors where he was Vice President of Engineering and later Group Vice President Product and Quality, until Chrysler acquired that company. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. Mr. Castaing currently serves on the board of directors of Amerigon Incorporated.

Class II—Terms Expiring in 2006:

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Robert L. Friedman	62	Has been a member of our Board of Directors since February 6, 2003. Mr. Friedman has served as a senior managing director of Blackstone since February 1999 and in addition as Chief Administrative Officer and Chief Legal Officer of Blackstone since January 2003. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett LLP, a New York law firm. He currently also serves on the board of directors of Axis Capital Holdings Limited (and Audit Committee Chairman), Houghton Mifflin Holdings, Inc., Northwest Airlines, Inc. (and Audit Committee Chairman) and Premcor Inc.

J. Michael Losh	58	Has been a member of our board of directors since November 21, 2003. Mr. Losh has been interim chief financial officer of Cardinal Health since July 2004. He served as the Chairman of the Board of Metaldyne Corporation from October 2000 to April 2002. Prior to that, he was the Executive Vice President and Chief Financial Officer of General Motors Corp. from July 1994 to September 2000. At General Motors he served in a variety of operating and financial positions from 1964 to 2000. He currently also serves on the board of directors of Cardinal Health Inc. and Aon Corporation and on the board of directors and audit committee of H.B. Fuller Company, AMB Property Corporation, Masco Corporation and Metaldyne Corporation.

Michael J. O’Neill	49	Has been a member of our Board of Directors since February 28, 2003. Mr. O’Neill has served as a partner with the law firm of Howrey Simon Arnold & White, LLP since October 2001. From 1984 to 2000, Mr. O’Neill held various positions with Honeywell, Inc., including serving as Vice President and General Counsel — Europe, Middle East & Africa from 1995 to 2000.

Class III—Terms Expiring in 2007:

Name	Age	Position, Principal Occupation, Business Experience and Directorships
John C. Plant	51	Is our President and Chief Executive Officer as well as a member of our board of directors since February 28, 2003. Prior to that, Mr. Plant had been a member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 – 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems. Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.

Neil P. Simpkins	38	Has been a member of our board of directors since February 6, 2003, and has been Chairman of our board of directors since April 2003. Mr. Simpkins has served as a senior managing director of Blackstone since December 1999. From 1993 until the time he joined Blackstone, Mr. Simpkins was a principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and the Asia Pacific region. He currently serves on the board of directors of Vanguard Health Systems Inc.

Jody Miller	47	Will become a member of our Board of Directors effective May 1, 2005. Ms. Miller has been a Venture Partner with Maveron, LLC since 2000. From 1995 to 1999, Ms. Miller held a variety of executive positions, including Executive Vice President and Acting President and Chief Operating Officer, at Americast, a digital video and interactive services partnership of Ameritech, BellSouth, GTE, SBC, SNET and The Walt Disney Company.

Committees of the Board of Directors

There are three standing committees of our Board of Directors: Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, which serves as our nominating committee. The Audit Committee is composed entirely of independent directors.

Audit Committee

Number of Members:	2 (two)*

Members:	J. Michael Losh (Chairman)

Francois J. Castaing

*Effective May 1, 2005, Jody Miller will join the Board of Directors and the Audit Committee.
Number of Meetings in 2004:	4 (four)

Purpose:	The Audit Committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of TRW’s financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and TRW’s internal audit function and compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press release, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements’ response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by the Board from time to time and (12) reporting regularly to the full Board

The Audit Committee is currently composed of two individuals, including the Chairman, J. Michael Losh, and Francois J. Castaing. Jody Miller will join the Audit Committee effective May 1, 2005. Each of Mr. Losh, Mr. Castaing and Ms. Miller is independent as that term is used in section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board of Directors has determined that each of the current members of the Audit Committee (as well as Ms. Miller) is independent, as defined by the rules of the New York Stock Exchange. The Board of Directors has also determined that Mr. Losh, the former Chief Financial Officer of General Motors Corp., is an audit committee financial expert as defined in Item 401(h) of Regulation S-K under the Exchange Act and the related rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined Francois J. Castaing and Jody Miller have significant experience in reviewing, understanding and evaluating financial statements and are financially literate, as such term has been defined by the listing standards of the New York Stock Exchange. The Committee operates under a written charter, which is appended to this proxy statement, is available for review on TRW’s Internet site (www.trwauto.com), and is available in print to any stockholder who requests it.

TRW is currently not in compliance with the provision of the New York Stock Exchange Rules that requires that the Audit Committee be comprised of three members. TRW had one year after its initial public offering to add the third member to its Audit Committee and was unable to do so within that time frame. However, since Jody Miller has been elected to the Board of Directors and Audit Committee effective as of May 1, 2005, TRW will be in compliance with the New York Stock Exchange rules at that time.

Although TRW’s shares of common stock are listed on the New York Stock Exchange, TRW is a “controlled company” under the rules of such exchange and as such is exempt from the requirement that its compensation committee or nominating committee be independent. Accordingly, the members of TRW’s Compensation Committee and TRW’s Corporate Governance and Nominating Committee are not independent under the rules of the New York Stock Exchange.

Compensation Committee

Number of Members:	2 (two)

Members:	Neil Simpkins

Joshua Astrof

Number of Meetings in 2004:	None. The Compensation Committee held no formal meetings and acted in 2004 solely by written consent.

Purpose:	The Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of TRW’s directors and executive officers, (3) reviewing and approving employment contracts and other similar arrangements between TRW and executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the Board from time to time. It also is responsible for producing an annual report on executive compensation for inclusion in this proxy statement. The Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trwauto.com) and is available in print to any stockholder who requests it.

Corporate Governance and Nominating Committee

Number of Members:	3 (three)

Members:	John Plant

Michael J. O’Neill

Neil Simpkins

Number of Meetings in 2004:	1 (one)

Purpose:	The Corporate Governance and Nominating Committee is generally responsible for identifying qualified Board candidates, recommending director nominees and appointments to Board committees, and overseeing the evaluation of the Board’s performance and the Corporate Governance Guidelines. The Committee also periodically reviews the process and practices of TRW’s Integrity Helpline in order to ensure its continued effectiveness. The Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trwauto.com) and is available in print to any stockholder who requests it.

The Corporate Governance and Nominating Committee will consider stockholder suggestions for nominees for director. Suggestions should be submitted to our secretary, with the recommended candidate’s biographical data and written consent to nomination and to serving, if elected, not later than the date by which stockholder proposals for action must be submitted. Procedures to be followed by stockholders in recommending nominees for director are also described in the section entitled “Stockholder Proposals” of this proxy statement.

Directors should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. The Nominating and Corporate Governance Committee, after consultation with the Chairman and other members of the Board, shall review periodically the particular attributes that would be most beneficial to TRW in future Board nominees. This assessment shall include, but not be limited to, issues such as integrity, competence, experience, commitment, diversity and collegiality.

Each of the nominees included on the proxy card for the 2005 Annual Meeting for the Board of Directors is standing for re-election. From time-to-time TRW has retained the search firm of Heidrick and Struggles to assist in identifying potential nominees. Mr. Losh and Mr. Castaing, who were elected to the Board of Directors in November 2003 and April 2004, respectively, were recommended by Heidrick and Struggles.

Code of Ethics

We have adopted a code of ethics that applies to our chief executive officer, chief financial officer, principal accounting officer and other employees. This code is called our Standards of Conduct and is available on our website at www.trwauto.com under Investor Information/Corporate Governance and is available in print to any stockholder who requests it.

Security Ownership of Certain Beneficial Owners and Management

The table below shows how much of our common stock was beneficially owned as of March 14, 2005 (unless another date is indicated) by (i) each director (who was serving as a director as of that date) and nominee for director, (ii) each executive officer named in the Summary Compensation Table appearing later in this proxy statement, (iii) each person known by TRW to beneficially own more than 5% of our common stock and (iv) all directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights within 60 days of March 14, 2005 (such as by exercising options). All persons subject to the reporting requirements of Section 16(a) of the regulations under the Exchange Act filed the required reports on a timely basis for the fiscal year ended 2004.

Name of Beneficial Owner	Number	Percent
Blackstone(1)	56,060,285	56.6
Northrop Grumman(2)	9,743,500	9.9
Peter G. Peterson(1)	56,060,285	56.7
Stephen A. Schwarzman(1)	56,060,285	56.7
Robert L. Friedman(1)	56,060,285	56.7
Neil P. Simpkins(1)	56,060,285	56.7
Joshua H. Astrof(3)	—	—
Francois J. Castaing	—	—
J. Michael Losh (4)	5,200	*
Michael J. O’Neill	—	—
Paul H. O’Neill	—	—
John C. Plant (5)(6)	1,060,248	1
Steven Lunn(5)	530,000	*
Peter J. Lake(5)	354,000	*
Joseph S. Cantie(5)	274,216	*
David L. Bialosky(5)	214,262	*
FMR Corp. (7)	6,475,940	6.6
T. Rowe Price Associates, Inc.(8)	6,699,079	6.8
All directors and executive officers as a group (13 persons)	2,466,639	2.5

*	Less than 1% of shares of common stock outstanding (excluding, in the case of all directors and executive officers as a group, shares beneficially owned by Blackstone).

(1)	Shares shown as beneficially owned by Blackstone are held directly by Automotive Investors L.L.C. (“AIL”), a Delaware limited liability company. Blackstone Family Investment Partnership IV-A L.P., Blackstone Capital Partners IV-A L.P., Blackstone Capital Partners IV L.P. and Blackstone Automotive Co-Invest Capital Partners L.P. are members of AIL and collectively have investment and voting control over our shares held by AIL. Blackstone Management Associates IV L.L.C. is the sole general partner of each of these entities. Messrs. Friedman and Simpkins are members of Blackstone Management Associates IV L.L.C., which has investment and voting control over the shares controlled by each of these entities, and may be deemed to be beneficial owners of such shares. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of

Blackstone and, as such may also be deemed to share beneficial ownership of the shares controlled by these entities. Each of Blackstone Management Associates IV L.L.C. and Messrs. Friedman, Simpkins, Peterson and Schwarzman disclaims beneficial ownership of such shares. The address of each of the Blackstone entities is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	Northrop Grumman Corporation (“Northrup”) owns its shares indirectly through one or more of its subsidiaries, who have agreed to vote these shares only in accordance with instructions provided by AIL. See “Ancillary Agreements to The Master Purchase Agreement – Stockholders Agreement”. The address of Northrop is 1840 Century Park East, Los Angeles, California 90067.

(3)	Mr. Astrof is an employee of Blackstone, but does not have investment or voting control over the shares beneficially owned by Blackstone.

(4)	Shares shown as beneficially owned by Mr. Losh include 2,200 restricted stock units that vest April 2, 2005.

(5)	Shares shown as beneficially owned by the executive officers include shares underlying stock options which are exercisable or may be exercised within 60 days as follows: (1) 860,000 shares for Mr. Plant, (2) 420,000 shares for Mr. Lunn, (3) 254,000 shares for Mr. Lake, (4) 224,000 shares for Mr. Cantie and (5) 174,000 shares for Mr. Bialosky. Shares shown as beneficially owned by the executive officers also include any shares held through TRW’s Retirement Savings Plan.

(6)	200,000 of the shares and 307,799 of the options shown as beneficially owned by Mr. Plant are held directly by a limited liability company and a trust, respectively, set up for his estate planning purposes.

(7)	Based on a Schedule 13G dated February 14, 2005 filed by FMR Corp. with the Securities and Exchange Commission. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109. FMR Corp. (including its affiliates) has sole investment power as to all such shares and sole voting power as to 94,280 of such shares.

(8)	Shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or power to vote the shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares, but expressly disclaims beneficial ownership. Of these shares, Price Associates has sole dispositive power for the entire holding of 6,699,079 shares and sole voting power for 1,247,254 shares. The address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

Compensation of Directors

We do not pay directors who are also our employees or otherwise are not independent additional compensation for their service as directors or committee members. Compensation for our independent directors consists of:

•	$35,000 cash retainer per year and a fee of $1,250 for each Board Meeting and each Committee meeting attended;

•	An annual fee of $ 6,000 for acting as a Chair of the Audit Committee and an annual fee of $3,000 for acting as a member of the Audit Committee;

•	A grant of 2,200 shares of restricted stock units, which vest after one year, was made to each of our independent directors.

We believe that a component of our directors’ compensation should be linked to our stock. For this reason, we have awarded our independent directors a portion of their fees in restricted stock units. In addition, we have a stock ownership guideline for our independent directors of 6,000 shares, with such goal to be met within five years of being elected to the Board.

Certain Relationships and Related Transactions

The Acquisition

In November 2002, an entity controlled by affiliates of Blackstone entered into a master purchase agreement, as amended, (the “Master Purchase Agreement”) pursuant to which TRW, then a newly-formed entity, would cause its indirect wholly-owned subsidiary, TRW Automotive Acquisition Corp., to purchase the shares of the subsidiaries of TRW Inc. (“Old TRW”) engaged in the automotive business from Northrop (the “Acquisition”). The Acquisition was completed on February 28, 2003. Subsequent to the Acquisition, TRW Automotive Acquisition Corp. changed its name to TRW Automotive Inc. (referred to herein as “TRW Automotive”). Upon completion of the Acquisition, a subsidiary of Northrop retained a 19.6% interest in TRW, which following our initial public offering represented a 17.2% interest. In March 2005, we repurchased some of the shares of common stock held by Northrop, reducing its interest to 9.9%. See “Repurchase of Shares from Northrop” below.

Indemnification under the Master Purchase Agreement

In connection with the Acquisition, Northrop has agreed to indemnify us from certain liabilities, including:

•	any losses or damages arising from the inaccuracy or breach of any representation or warranty of Northrop, Old TRW or the former TRW Automotive Inc. contained in the Master Purchase Agreement or any of the ancillary agreements described below;

•	50% of any environmental liabilities (subject to certain exceptions) associated with the operation or ownership of Old TRW’s automotive business on or prior to the Acquisition, regardless of whether the liabilities arise before or after the Acquisition; and

•	specified tax losses or liabilities.

Northrop’s indemnification obligation with respect to breaches of representations and warranties referred to above is subject to a $50 million deductible (other than losses from certain specified matters not subject to the deductible) and to a $500 million cap (other than losses from certain specified representations and warranties as to which this cap does not apply). Since the beginning of fiscal 2004, Northrop has paid $2.77 million with respect to the environmental indemnities. In 2004, Northrop also reimbursed us for approximately $.5 million in net out-of-pocket expenses in connection with a predecessor business which was not automotive related.

We are also required to indemnify Northrop, Old TRW and their respective affiliates from liabilities arising from certain specified matters, including the inaccuracy or breach of any representation or warranty of the Blackstone affiliate party to the Master Purchase Agreement, the liabilities designated as “Automotive Liabilities” under the Master Purchase Agreement and specified tax losses or liabilities. Our indemnification obligation to Northrop for specified tax losses or liabilities is capped at $67 million. Initial payments of approximately $30 million were made in 2004. Our remaining obligation under this indemnity is $37 million, of which $28 million is expected to be paid in 2005.

Repurchase of Shares from Northrop

On March 8, 2005, we entered into two stock purchase agreements (the “Stock Purchase Agreements”) with Northrop and an affiliate of Northrop pursuant to which Northrop and its affiliate agreed to sell to us an aggregate of 7,256,500 shares of common stock of TRW for an aggregate consideration of $142,590,225 in cash. The closing of this sale occurred on March 11, 2005. Pursuant to the Stock Purchase Agreements, we, AIL and Northrop agreed to amend the stockholders agreement among such parties as described below. See “Ancillary Agreements to the Master Purchase Agreement – Stockholders Agreement” below.

The Note Purchase and Settlement Agreement

As part of the consideration for the Acquisition, TRW Automotive Intermediate Holdings Corp. (“Intermediate”) issued a $600 million face amount subordinated 8% pay-in-kind note due 2018 to an affiliate of Northrop (as amended, the “Seller Note”). The Seller Note was scheduled to mature on the fifteenth anniversary of the issue date (or the twelfth anniversary under certain circumstances) and bore interest at 8% per year initially, payable in kind at the option of Intermediate until maturity (with an increase to 10% per year under certain circumstances). We valued the note based on the 15-year life and 8% pay-in-kind interest and determined that the fair value of this note at

March 1, 2003 was $348 million using a 12% discount rate. The book value of the Seller Note on the date it was repurchased (as described below) was approximately $422 million.

On October 10, 2004, TRW entered into a note purchase and settlement agreement (the “Note Purchase and Settlement Agreement”) with Northrop, a subsidiary of Northrop, Intermediate and Automotive Investors L.L.C. (“AIL”), an affiliate of Blackstone. The Note Purchase and Settlement Agreement provides for (i) mutual releases by Northrop and TRW from certain potential indemnification claims under certain agreements entered into in connection with the Acquisition (the “Released Claims”) and (ii) Intermediate to make a net cash payment of approximately $494 million to Northrop in respect of the purchase of the Seller Note. The cash payment of approximately $494 million for the Seller Note is net of a credit of approximately $41 million ascribed to the Released Claims. The proceeds from a new $300 million term loan, together with available cash on hand and funds obtained under existing liquidity arrangements, were used by Intermediate to purchase the Seller Note on November 12, 2004. We incurred an expense in the fourth quarter for loss on retirement of debt in the amount of approximately $112 million to account for the difference between the book value of the Seller Note and the consideration paid for the Seller Note.

In addition, pursuant to the Note Purchase and Settlement Agreement, (i) TRW caused its salaried pension plan to pay approximately $21 million (plus associated earnings since the Acquisition) to the salaried pension plan of a subsidiary of Northrop in connection with the original agreement (at the time of the Acquisition) regarding the split of pension assets at the time of the Acquisition and (ii) TRW’s salaried pension plan reimbursed such Northrop subsidiary’s salaried pension plan for approximately $5 million in benefits, which it paid to TRW’s plan participants. Such payments had no impact on TRW’s financial statements as the payments were trust-to-trust transfers.

The Note Purchase and Settlement Agreement also clarifies certain ongoing indemnification matters under the Master Purchase Agreement, amends certain terms under the related employee matters agreement to clarify the intent of the parties and settles certain matters relating to such agreement. The Note Purchase and Settlement Agreement contains such other releases and terms as are customary for agreements of this kind.

Ancillary Agreements to the Master Purchase Agreement

Pursuant to the Master Purchase Agreement described above, we, and our subsidiary, TRW Automotive, entered into the following ancillary agreements with Northrop or certain of its affiliates on or prior to the closing of the Acquisition.

Intellectual Property License Agreements

Under the intellectual property license agreements, (1) Old TRW granted to TRW Automotive, subject to certain restrictions, a perpetual, non-exclusive, royalty-free, worldwide license to use certain intellectual property rights owned by Old TRW that are necessary to conduct TRW Automotive’s business in its current form, and (2) TRW Automotive granted to Old TRW, subject to certain restrictions, a perpetual, non-exclusive, royalty-free, worldwide license to use certain intellectual property rights, including trademark rights, that TRW Automotive owns after the Acquisition in all fields outside of the automotive field.

Transition Services Agreement

The transition services agreement provided for certain administrative, treasury, risk management and other services and support between Old TRW and TRW Automotive for specified terms of up to one year after the Acquisition. This agreement has expired.

Employee Matters Agreement

The employee matters agreement provides for the allocation between Old TRW and TRW Automotive of certain assets and liabilities and certain other matters relating to employees, employee benefit plans and compensation agreements. Pursuant to the employee matters agreement or by operation of law upon the closing date of the Acquisition, TRW Automotive assumed sponsorship of certain employee benefit plans and arrangements previously maintained by Old TRW or its subsidiaries for all individuals who were “Transferred Employees” prior to the Acquisition. Transferred Employees were individuals who became employees of TRW Automotive as a result of the Acquisition. TRW Automotive received a transfer of assets from Old TRW and its affiliates from funding arrangements maintained attendant to such employee benefit plans and arrangements.

Insurance Allocation Agreement

The insurance allocation agreement allocates between Old TRW and TRW Automotive certain rights and obligations with respect to insurance policies of Old TRW that were in effect prior to the closing of the Acquisition. Generally, insurance coverages related to Old TRW liabilities were retained by Old TRW, and insurance coverages related to TRW Automotive’s liabilities were assigned to TRW Automotive. TRW Automotive agreed to relinquish any claims to future payments from Old TRW’s captive insurance companies, and to indemnify Old TRW against future claims brought against the captive insurance companies with respect to TRW Automotive’s liabilities. Similarly, TRW Automotive agreed to bear certain costs related to reinsurance that had been provided by Old TRW’s captive insurance company to commercial insurers with respect to TRW Automotive’s liabilities. Old TRW is obligated to assist TRW Automotive, if requested, in carrying out certain risk-management-related tasks, and TRW Automotive is obligated to reimburse Old TRW for its out-of-pocket costs and expenses reasonably incurred in providing such assistance.

Stockholders Agreement

We, AIL, and Northrop entered into a stockholders agreement on the closing of the Acquisition. Blackstone and certain other equity investors hold their equity interests in us indirectly through equity interests in AIL. On January 28, 2004, we entered into a second amended and restated stockholders agreement. The amended and restated stockholders agreement provides for our governance and the governance of TRW Automotive, and provides specific restrictions and stockholder rights, such as registration rights and co-sale rights, with respect to certain sales of our capital stock. We refer to the second amended and restated stockholders agreement as the stockholders agreement in this proxy statement.

All significant decisions involving us or our direct or indirect subsidiaries require the approval of our board of directors, acting by a simple majority vote. The stockholders agreement provides that our board of directors initially consisted of six members, which, subject to the provision described below, may be increased to not more than nine members at the discretion of the board of directors. AIL is entitled to designate all nominees for election to the board of directors other than a nominee whom Northrop is entitled to designate and our chief executive officer; provided that the sixth and seventh such nominees shall not be affiliates of Blackstone. Our board of directors currently consists of eight members. The directors affiliated with Blackstone (Messrs. Simpkins, Astrof, Friedman and Paul O’Neill) constitute the Blackstone designees and Mr. Michael O’Neill constitutes the Northrop designee. As required by applicable law, the board of directors may be expanded to include such additional independent directors as may be required by the rules of the New York Stock Exchange on which the shares of our common stock are traded, with such independent directors to be selected by the board of directors.

The stockholders party to the stockholders agreement have agreed not to transfer their shares of our common stock without offering to each other a right of first refusal, subject to certain exceptions, including registered sales and sales approved by stockholders owning at least a majority of the then-outstanding shares of our common stock. Any stockholder party to this agreement transferring at least a majority of our outstanding stock in a transaction has the right to drag along the other stockholders party to this agreement in such transaction and is subject to the right of such other stockholders to tag along in such transaction.

The stockholders agreement provides that any stockholder holding shares representing over 18% (or, after January 28, 2008, the percentage will be reduced to 10%) of the then-outstanding shares of our common stock has the ability to require us to register the resale of such stockholder’s shares. Accordingly, Blackstone, which beneficially owns approximately 56 million shares, or 57%, through AIL, will have the ability to require us to register the resale of its shares. The demand registration rights that the over-18% stockholders have include the right to request us to put up a shelf registration statement permitting the relevant stockholders to sell into the market from time to time over an extended period of time. In addition, Blackstone and Northrop will have the ability to exercise certain piggyback registration rights in connection with other registered offerings.

In connection with our repurchase of shares of common stock from Northrop pursuant to the Stock Purchase Agreements entered into in March 2005, Northrop agreed with us to amend and restate the stockholders agreement to (i) delete the right of Northrop with respect to demand registration of certain of its shares and (ii) provide that Northrop and its affiliates shall vote its remaining shares of our common stock only in accordance with the instructions provided by AIL.

For a description of certain agreements and relationships with Blackstone and its affiliates, see “Compensation Committee Interlocks and Insider Participation”.

Employee Stockholders Agreement

We, AIL, an affiliate of Northrop and our management group entered into an employee stockholders agreement as of the closing of the Acquisition. The employee stockholders agreement provides for certain restrictions and rights in connection with certain sales of shares of our common stock held by our management stockholders. Any stockholders party to this agreement transferring at least a majority of our outstanding stock in a transaction has the right to drag along the other stockholders in such transaction and is subject to the right of such other stockholders to tag along in such transaction. Following 180 days after our initial public offering until the shares have been held two years, our management stockholders are entitled to piggyback registration rights exercisable in connection with any other registrations initiated by us or AIL under the stockholders agreement. The employee stockholders agreement also provides for certain ‘lock-up’ agreements (i.e. agreements not to sell shares), which expired six months after our initial public offering. The agreement ceases to apply with respect to any shares sold pursuant to Rule 144 under the Securities Act of 1933.

Compensation Committee Interlocks and Insider Participation

Mr. Astrof and Mr. Simpkins are currently members of the Compensation Committee. Mr. Mark Johnson was a member of the Compensation Committee until his resignation from the Board of Directors on February 23, 2004. None of Mr. Astrof, Mr. Simpkins or Mr. Johnson is or has been an employee or officer of TRW or its subsidiaries since the Acquisition. Mr. Astrof is a principal of Blackstone and Mr. Simpkins is a senior managing director of Blackstone. (Mr. Johnson was also an employee of Blackstone at the time he served on the Compensation Committee). For a description of the relationships of TRW’s directors with Blackstone and its affiliates, see “The Board of Directors – Director Information” and “Security Ownership of Certain Beneficial Owners and Management”.

Transaction and Monitoring Fee Agreement

In connection with the Acquisition, Blackstone entered into a transaction and monitoring fee agreement whereby Blackstone agreed to provide us monitoring, advisory and consulting services, including advice regarding (i) structure, terms and negotiation of debt and equity offerings; (ii) relationships with our and our subsidiaries’ lenders and bankers; (iii) corporate strategy; (iv) acquisitions or disposals and (v) other financial advisory services as more fully described in the agreement. For these services, we paid an upfront transaction and advisory fee upon closing of the Acquisition, and have agreed to pay an annual monitoring fee of $5 million. Blackstone may elect, at any time, to receive, in lieu of annual payments of the monitoring fee, a single lump sum cash payment equal to the then-present value of all then-current and future monitoring fees payable under this agreement, assuming the termination date to be the tenth anniversary of the closing date of the Acquisition. We agreed to indemnify Blackstone and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the transaction and monitoring fee agreement and the engagement of Blackstone pursuant to, and the performance by Blackstone of the services contemplated by, the transaction and monitoring fee agreement. The agreement terminates on the earliest of (1) the date on which Blackstone owns less than 5% of the number of shares of our common stock then outstanding, (2) Blackstone elects to receive a single lump sum cash payment in lieu of annual payments of the monitoring fee and (3) such earlier date as we and Blackstone may mutually agree upon. Since the beginning of 2004, we have paid Blackstone $6.25 million in connection with this agreement, representing $5 million pertaining to 2004 and $1.25 million pertaining to 2005.

OPEB Payment

In addition, in November 2004, Northrop paid directly to an affiliate of Blackstone, AIL (for the benefit of AIL and certain other stockholders) an aggregate of approximately $53 million in respect of a contractual indemnification obligation relating to the settlement of certain cash OPEB payments. Under the terms of the Master Purchase Agreement, Northrop was required to make such payments, following TRW’s initial public offering, to TRW’s non-employee stockholders as of the date of the closing of the Acquisition who remain stockholders as of the date of such payment, in proportion to their beneficial ownership of TRW’s voting securities as of such date of payment. AIL in turn had agreed to share such payments with certain other pre-initial public offering stockholders. Of the $53 million payment from Northrop to AIL, an aggregate of approximately $1 million was paid by AIL to certain pre-initial public offering stockholders (including employees and executive officers) in proportion to their share ownership as a return of their initial capital investment. The portion of such payment that went to Mr. Plant and the other executive officers is as follows: $150,536 to Mr. Plant; $82,794 to Mr. Lunn; $75,268 to Mr. Lake; $37,634 to Mr. Cantie and $30,107 to Mr. Bialosky.

Share Repurchase Agreement

We entered into a share repurchase agreement with AIL prior to the consummation of our initial public offering. Under the terms of the share repurchase agreement, we used approximately $331 million of the net proceeds from our initial public offering to repurchase 12,068,965 shares of our common stock held by AIL at a price per share equal to the proceeds per share less the underwriting discounts we received from our offering (or $26.46 per share). AIL paid $10.00 per share for the 12,068,965 shares (after giving effect to the 100 for 1 stock split) which were repurchased by us for a total consideration of $120,689,650. AIL paid $681,292,500 for all of the 68,129,250 shares it held prior to the repurchase.

The shares repurchased were valued at the same price as the shares we offered the public in our initial public offering. They were of the same class of common stock as the shares we offered and carry with them the same rights and preferences. AIL had the right to cause to register for sale these shares in connection with the offer under the terms of the stockholders agreement. Consistent with the terms of the stockholders agreement, AIL paid its share of the underwriting discounts relating to the proceeds from the offer used to redeem its shares, and we paid all other expenses relating to our initial public offering. The net proceeds to AIL from the share repurchase were identical to the net proceeds it would have received had it required us to register for sale to the public the same number of shares in our initial public offering. The share repurchase agreement provides that AIL was utilizing one of its demand registration rights in the offer and shall indemnify us for any losses, claims, damages or liabilities to which we may become subject insofar as such losses, claims, damages or liabilities arise out of, or are based on, statements provided to us by AIL pursuant to Items 403 and 507 of Regulation S-K.

Audit Committee Report

The Audit Committee of our Board of Directors currently consists of two directors. A third director will be added to the Audit Committee effective as of May 1, 2005. All three of these individuals are independent for purposes of New York Stock Exchange Listing Requirements and the U.S. Securities and Exchange Commission’s rules promulgated under the Sarbanes-Oxley Act of 2002. The written charter under which the Audit Committee operates was adopted in 2004 and has not yet been re-evaluated. In accordance with Securities and Exchange Commission requirements, the charter is being filed as an attachment to this year’s proxy statement and is also posted on TRW’s Internet site (www.trwauto.com ). The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2004, which we refer to here as our audited financial statements:

•	The Audit Committee has reviewed and discussed the annual audited and quarterly financial statements with management and Ernst & Young LLP (“E&Y”), in advance of the public release of operating results, and filing of annual or quarterly reports with the U.S. Securities and Exchange Commission;

•	The Audit Committee has discussed with E&Y, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, and other relevant professional and regulatory standards, which include, among other items, matters related to the conduct of the audit of our financial statements;

•	The Committee has received the written disclosures and the letter from E&Y, required by Independence Standards Board Standard No. 1, and has discussed with E&Y its independence from TRW; and

•	Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in TRW’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE: *

J. MICHAEL LOSH

FRANCOIS J. CASTAING

* Jody Miller will join our Audit Committee effective May 1, 2005 and did not participate in the deliberations that resulted in this Audit Committee Report.

Independent Auditors Fees

	Fiscal Year 2004	Fiscal Year 2003
	(in millions)	(in millions)
Audit Fees	$7.317	$7.083
Audit-Related Fees	$1.536	$1.719
Tax Fees	$3.095	$5.320
All other Fees	$.014	$.052

Total	$11.962	$14.174
Percent of total that were audit or audit related	74%	62%

Audit Fees

Audit fees are related to E&Y’s audit of our annual financial statements, timely interim reviews of the financial statements included in quarterly reports on Form 10-Q, statutory audits, assistance with registration statements and issuance of comfort letter and consents.

Audit-Related Fees

Audit –related services consisted primarily of assistance with compliance with internal control reviews, audits of carve-out financial statements for operations intended for divestiture, due diligence associated with initial public offering and accounting consultations.

Tax Fees

Tax fees represent fees for tax-related compliance and tax planning services provided to TRW and its subsidiaries by E&Y. In 2003, TRW’s predecessor paid fees of $325,000 for tax-related advisory services provided under a findings-based fee arrangement entered into in December 2002.

All Other Fees

These represent fees for all other services provided to TRW and its subsidiaries by E&Y. The Audit Committee has considered the nature of the above-listed services provided by E&Y and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with E&Y and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the U.S. Securities and Exchange Commission.

We have implemented procedures to ensure full compliance with the provisions of the Sarbanes-Oxley Act of 2002, including restrictions on the services which may be provided by E&Y. The Audit Committee believes that these restrictions would have had no significant effect on the nature and scope of services provided by E&Y in 2003 nor on our ability to procure accounting, tax or other professional services as required.

Pre-Approval Policy

The Audit Committee has also adopted procedures for pre-approving all audit and non-audit services provided by E&Y. These procedures include reviewing all requested audit and permitted non-audit services and a budget for such services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and otherwise anticipated at the time the budget is submitted. Further Audit Committee approval is required to exceed the budget amount for a particular category of all audit and non-audit services by more than the greater of 10% or $20,000 (“Cost Over-Runs”) and to engage the independent auditor for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. For any service that has been pre-approved by the Audit Committee, management has the authority to reimburse reasonable out-of-pocket expenses incurred by E&Y in connection therewith. These reimbursed expense amounts do not count towards the pre-approved cost levels or budgeted amounts and are not considered a Cost Over-Run. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

Auditor Independence

In 2004, E&Y advised the Securities and Exchange Commission, the Public Company Accounting Oversight Board and the Audit Committee of TRW’s Board of Directors that certain non-audit work performed by E&Y member firms in China (“E&Y China”) and Japan (“E&Y Japan”) has raised questions regarding E&Y’s independence with respect to its performance of audit services.

With respect to TRW and its predecessor, during 2002 and 2001, E&Y China performed tax calculation and return preparation services for certain immaterial subsidiaries and expatriate employees of TRW’s predecessor. E&Y China held tax funds on behalf of such subsidiaries and expatriate employees and paid taxes to the applicable Chinese tax authority. Such services were discontinued in 2002 and a refund of amounts related to such funds, approximately $100,000, was returned to TRW in July 2004. The fees paid by TRW’s predecessor to E&Y China for the payment services were approximately $12,000 and $16,000 in 2002 and 2001, respectively.

With respect to TRW and its predecessor for periods prior to February 28, 2003, during 2001 and 2000, E&Y Japan performed tax calculation and return preparation services for two expatriate employees of TRW’s predecessor. E&Y Japan requested and held tax funds for amounts due in a client trust on behalf of each expatriate employee, and remitted the taxes due to the applicable Japanese tax authority (approximately $41,500) for 2000 Japanese National Income Tax payments in 2000 (as a one-time service). The fees paid by TRW’s predecessor to E&Y Japan for all services were approximately $7,350 (including $400 for the tax payment services) in 2001. Such services were discontinued in 2002 (cash handling services ceased on March 15, 2001).

Based upon E&Y’s disclosure, TRW has evaluated E&Y’s non-audit services provided to TRW during the relevant time periods and did not identify any additional non-audit services that may compromise E&Y’s independence. TRW and E&Y continue to evaluate and review processes relevant to the maintenance of E&Y’s independence.

TRW’s Audit Committee and E&Y have discussed E&Y’s independence with respect to TRW and its predecessor in light of the foregoing facts. The Audit Committee and E&Y have considered the impact that the holding and paying of these funds may have had on E&Y’s independence with respect to TRW and have concluded that there has been no impairment of E&Y’s independence. In making this determination, the Audit Committee considered the de minimis amount of funds involved, the ministerial nature of the actions, and that the subsidiaries involved were immaterial to the consolidated financial statements of TRW.

Executive Officers

The name, age and position as of March 18, 2005 and a description of the business experience of each of our executive officers is listed below. There is no family relationship among the executive officers or between any executive officer and a director. Our executive officers are elected annually by the Board of Directors and hold office until their successors are elected and qualified or until their earlier resignation or removal.

Name	Age	Position
John C. Plant	51	President, Chief Executive Officer and Director

Steven Lunn	56	Executive Vice President and Chief Operating Officer

David L. Bialosky	47	Executive Vice President, General Counsel and Secretary

Joseph S. Cantie	41	Executive Vice President and Chief Financial Officer

Peter J. Lake	49	Executive Vice President, Sales and Business Development

Neil E. Marchuk	47	Vice President, Human Resources

John C. Plant is our President and Chief Executive Officer as well as a member of our board of directors. Prior to the Acquisition, Mr. Plant had been a member of the TRW Chief Executive Office and had been President and Chief Executive Officer of TRW’s automotive business since 2001. Mr. Plant had been an Executive Vice President of TRW since TRW’s acquisition of Lucas Varity in 1999. He was President and Chief Executive Officer, TRW Chassis Systems in 2001; General Manager, TRW Chassis Systems from 1999 to 2001 and General Manager of TRW’s automotive business in 1999. Mr. Plant was President, Lucas Varity Automotive in 1998 to 1999, and Managing Director, Electrical and Electronic Division, Lucas Automotive from 1991 until 1998.

Steven Lunn is our Executive Vice President and Chief Operating Officer. Prior to the Acquisition, Mr. Lunn had been Executive Vice President, Automotive Operations of TRW since 2001 and had served prior to that as Senior Vice President, Operations, of TRW Chassis Systems since May 1999. Mr. Lunn was Deputy President and Chief Operating Officer of Lucas Varity Automotive from August 1998 until April 1999. Prior to this position, he was Managing Director for Lucas Varity’s Light Vehicle Braking Systems Division.

David L. Bialosky has been our Executive Vice President, General Counsel and Secretary since April 2004. From December 2002 to April 2004, Mr. Bialosky was our Vice President, General Counsel and Secretary. Prior to the Acquisition, Mr. Bialosky had been a Vice President and an Assistant General Counsel of TRW since 1997. Since November 2001, he had been responsible for the legal function at TRW’s automotive business. He was Vice President and Assistant General Counsel of TRW Chassis Systems from October 1999 to November 2001 and of TRW’s automotive business from January to October 1999. From April 1997 to December 1998, Mr. Bialosky served as Vice President and Assistant General Counsel, TRW Automotive Electronics.

Joseph S. Cantie has been our Executive Vice President and Chief Financial Officer since April 2004. From December 2002 to April 2004, Mr. Cantie was our Vice President and Chief Financial Officer. Prior to the Acquisition, Mr. Cantie had served as Vice President, Finance for TRW’s automotive business since November 2001. Prior to that, Mr. Cantie served as Vice President, Investor Relations for TRW from October 1999 to November 2001. From November 1996 to September 1999, Mr. Cantie served in several executive positions with Lucas Varity plc, including serving as Vice President and Controller from July 1998 to September 1999. Prior to joining Lucas Varity, Mr. Cantie, a certified public accountant, spent ten years with the international accounting firm of KPMG.

Peter J. Lake has been our Executive Vice President, Sales and Business Development since April 2004. From December 2002 to April 2004, Mr. Lake was our Vice President, Sales and Business Development. Prior to the Acquisition, Mr. Lake had been Vice President, Sales and Business Development for TRW’s automotive business since February 2002. From October 2001 to February 2002, Mr. Lake held the position of Vice President, Planning and Business Development and Vice President and General Manager, Parts and Services for TRW’s automotive business. From October 2000 to November 2001, he held the same position for TRW Chassis Systems. From October 1999 to October 2000, Mr. Lake served as Vice President, Planning and Business Development for TRW Chassis Systems. From 1996 to October 1999, Mr. Lake served in various executive positions with Lucas Varity.

Neil E. Marchuk has been our Vice President Human Resources since September 2004. Prior to joining the Company, from December 2001 to August 2004, Mr. Marchuk was Director Corporate Human Resources for E.I. Du Pont De Nemours and Company (“E.I. Du Pont”), a company involved in science and technology in a range of disciplines, including high-performance materials, synthetic fibers, electronics, specialty chemicals, agriculture and biotechnology. From September 1999 to November 2001, Mr Marchuk was Director Global HR Delivery for E.I. Du Pont. From February 1999 to August 1999, Mr. Marchuk served E.I. Du Pont as its Global HR Director Global Services Division.

Compensation Committee Report

(How TRW Determines Executive Compensation)

Overview. The Compensation Committee consists of two directors who are affiliated with our majority shareholder, Blackstone. Although these directors are not employees of TRW, they are also not “independent” as defined by the New York Stock Exchange rules. Since TRW is a “controlled company”, the New York Stock Exchange rules do not require that TRW’s Compensation Committee be composed of independent directors. The Compensation Committee is responsible for:

•	Reviewing key employee compensation policies, plans and programs;

•	Reviewing and approving the compensation of TRW’s executive officers;

•	Reviewing and approving employment contracts and other similar arrangements between TRW and its executive officers;

•	Reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters;

•	Administration of stock plans and other incentive compensation plans; and

•	Reviewing TRW’s succession planning.

Philosophy and Objectives. TRW’s overall executive compensation philosophy is designed to:

•	Provide competitive compensation in order to attract, retain, and motivate talented, high caliber, experienced executives necessary for both leadership and growth of TRW;

•	Encourage and support strong financial and operational performance by compensating executives based on the achievement of specific performance objectives consistent with market practices linking pay and performance; and

•	Create shareholder value by aligning the financial interests of executives and shareholders through the use of appropriate equity-based long-term incentive compensation.

Executive Compensation Program. The Compensation Committee, through the use of an outside compensation consulting firm, annually reviews the executive compensation program. The review includes a comparison of current total compensation levels to both automotive peer companies of similar size and durable goods manufacturing industry survey data. TRW targets total executive compensation at between the median and third quartile level. The Compensation Committee reviews the following compensation components for all executive officers:

•	Base salary;

•	Performance-based short-term incentive compensation and total cash compensation; and

•	Performance-based long-term incentive compensation and total compensation.

The Chief Executive Officer reviews these compensation components for members of senior management other than the executive officers.

Base Salary. To ensure that TRW is able to attract and retain the most capable executives in the highly competitive automotive industry, the Company generally targets executive base salaries at the median of salary ranges from comparable companies. However, the Compensation Committee also may recommend base salaries in excess of or below the median commensurate with the executive’s individual performance and experience. Merit-based adjustments may be made to executive base salaries to reflect performance and to maintain market-competitive compensation levels.

Performance-Based Compensation. TRW follows a “pay for performance” approach to executive compensation and utilizes both short-term and long-term variable incentive compensation as a way to link total executive compensation directly to TRW’s financial and operating performance, as well as to the achievement of strategic goals. Executives earn additional variable compensation when performance exceeds pre-established objectives, and executives receive reduced variable compensation when performance does not meet these objectives.

•	Short-Term Incentive Compensation. TRW provides annual incentive compensation opportunities that are tied to corporate or individual business unit financial, operational and strategic performance, adjusted to reflect individual performance. Payment of annual incentives is based on the achievement of goals and objectives with respect to the following:

•	EBITDAP[1];

•	Cash Flow[2]; and

•	Other measures and factors determined to be relevant by the Compensation Committee, which may include the impact of industry-specific and general economic conditions as well as strategic considerations.

The EBITDAP and Cash Flow measures each constitute 40% of the target incentive with 20% attributable to the other measures and factors noted above.

Messrs. Lake, Cantie and Bialosky have a target annual incentive of 90% of their annual base salaries. Mr. Lunn has a target incentive of 130% of his annual base salary. The executive officers can earn more than the target amount if the performance of the business exceeds applicable targets. In 2004, TRW exceeded the EBITDAP and Cash Flow targets set by the Compensation Committee and, after considering the other measures as discussed above, Messrs. Lunn, Lake, Cantie and Bialosky were awarded incentives of 110.1 % of their targets.

•	Long-Term Incentive Compensation. TRW provides equity-based long-term incentive compensation opportunities (e.g., restricted stock units or stock options) whose value is based on increases in TRW’s stock price. No stock options or restricted stock units were granted in 2004 (except to one executive officer who joined TRW in 2004). In 2005, the Compensation Committee currently intends to grant stock options and/or restricted stock units.

Stock Ownership Guidelines. TRW has established stock ownership guidelines to ensure the ongoing alignment of employee and shareholder interests. Stock ownership guidelines range from:

•	1,000 to 10,000 shares at senior management levels;

•	20,000 to 45,000 shares for executive officers; and

•	100,000 shares at the CEO level.

Executives have three years within which to achieve their required ownership level, but must accumulate 40% of the required shareholding in the first year, 70% by the end of the second year and 100% by the end of the third year. Executives who do not meet and maintain these stock ownership guidelines will not be eligible for long-term incentive compensation. All of the executive officers named in our Summary Compensation Table set forth below have met or exceeded their stock ownership guidelines.

Chief Executive Officer Compensation. The Compensation Committee establishes the compensation program for Mr. Plant, our Chief Executive Officer, following the same philosophy, objectives and methods described in the general executive compensation program. In determining Mr. Plant’s base salary, the Committee considered:

•	TRW’s financial performance;

•	Survey and peer group compensation data; and

•	Mr. Plant’s leadership, decision-making skills, experience, knowledge and strategic insight, as well as TRW’s financial performance.

Mr. Plant’s short-term incentive compensation is determined in the same manner as the other executive officers, except that the target for Mr. Plant’s annual short-term incentive compensation is 200% of his annual base salary.

[1]	In the case of the executive officers, EBITDAP is defined as earnings before interest, taxes, depreciation, amortization, losses on retirement of debt and net pension and OPEB expense.

[2]	In the case of the executive officers, Cash Flow is defined as EBITDAP less capital expenditures plus or minus working capital adjusted for a monthly charge relating to overages or shortfalls to targeted working capital levels.

Mr. Plant’s bonus for 2004 represents 110.1% of his target incentive. For the fiscal year ended December 31, 2004, the Committee’s decisions regarding Mr. Plant’s compensation included the following:

•	A merit increase in his base salary of 4.8% (effective as of February 9, 2004), taking his base salary from $1,350,000 to $1,415,000; and

•	A short-term incentive compensation award of $3,115,830.

Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the four other most highly-paid executive officers of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. In view of the grandfather provisions, TRW expects that Section 162(m) will not limit TRW’s tax deductions for executive compensation for 2004.

The Compensation Committee’s policy is to qualify compensation paid to TRW’s executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled managers and remain competitive with other employers, the Compensation Committee retains the authority to authorize other payments, including salary and bonuses, that would not otherwise be deductible.

COMPENSATION COMMITTEE:

NEIL SIMPKINS
JOSHUA ASTROF

Compensation of Executive Officers

Summary Compensation Table.

The following table shows compensation information on an annual basis for John Plant, our Chief Executive Officer, and four other most highly compensated executive officers based on salary and bonus, whom we refer to as the “named executive officers”.

						Long-Term
						Compensation
		Annual Compensation				Securities
				Other Annual		Underlying	All Other
Name and Principal Position	Year (1)	Salary	Bonus	Compensation		Options(#)	Compensation(5)(6)
John C. Plant	2004	$1,407,500	$3,115,830	$110,033	(2)	—	$176,275
President and Chief	2003	$1,350,000	$3,375,000	$1,820,155	(3)	2,300,000	$5,425,862
Executive Officer

Steven Lunn	2004	$813,000	$1,206,673	$811,336	(4)	—	$11,900
Executive Vice President	2003	$696,957	$1,124,224	$108,727	(4)(8)	1,100,000	$805,915
and Chief Operating
Officer(7)

Peter J. Lake	2004	$469,900	$468,695	$251	(4)	—	$30,680
Executive Vice President	2003	$450,000	$505,000	$2,705	(4)	670,000	$448,150
Sales and Business
Development

Joseph S. Cantie	2004	$375,000	$371,588	$135	(4)	—	$54,620
Executive Vice President	2003	$345,833	$430,000		$(4)	620,000	$457,750
and Chief Financial Officer

David L. Bialosky	2004	$355,000	$351,770	$905	(4)	—	$53,170
Executive Vice President	2003	$337,500	$400,000		$(4)	470,000	$457,750
and General Counsel

(1)	The amounts shown for Salary and All Other Compensation in 2003 represent the pro forma amounts that would have been payable by us to the named executive officers as if the Acquisition had occurred on January 1, 2003, as well as certain payments made by Northrop in 2003 for services rendered to us. The number of securities underlying options has been adjusted to reflect the 100 for 1 stock split on January 27, 2004. For a description of certain payments made to the named executive officers as a return on capital for their initial investment in TRW common stock, see “Compensation Committee Interlocks and Insider Participation – OPEB Payment”.

(2)	This represents perquisites paid to Mr. Plant for 2004 and includes, among other perquisites, a car allowance of $36,000, financial planning services of $25,000 and a gross-up in the aggregate amount of $25,103 for reimbursement of taxes pertaining to miscellaneous perquisite income items.

(3)	This represents perquisites paid to Mr. Plant for 2003 and includes, among other perquisites, a car allowance of $36,000 for all of 2003, financial planning of $25,000, a gross-up in the amount of $16,982 for reimbursement of taxes on certain perquisite income, a gross-up in the amount of $1,605,209 paid by Northrop for taxes relating to the change of control payments made to Mr. Plant in March 2003, and a reimbursement and gross-up in the amount of $73,262, pertaining to social security related taxes.

(4)	Other Annual Compensation for Mr. Lunn for 2004 includes a gross-up for reimbursement of taxes in respect of the contribution made to the funded unapproved retirement benefit scheme in December 2004 at an exchange rate of $1.929=£1. Amounts shown for Messrs. Lake, Cantie and Bialosky also represent gross-ups for reimbursement of taxes relating to miscellaneous income items. Perquisites for Messrs. Lunn, Lake, Cantie and Bialosky are not shown because total perquisites for each of these executive officers were less than the lesser of $50,000 or 10% of their respective annual salary and bonus, and accordingly the dollar value of such perquisites is not shown. Perquisites for an executive officer may, but do not necessarily, include reimbursement for any of the following expenses: car; financial planning; income tax preparation; and relocation.

(5)	2004 includes:

•	company-paid premium of $30,200 for executive medical coverage for each of Messrs. Plant, Lake, Cantie and Bialosky and company-paid premiums for Mr. Lunn of $1,700 for medical insurance and $10,200 for life insurance;

•	matching contributions under the Retirement Savings Plan in the amount of $3,539 (Mr. Plant), $6,100 (Mr. Cantie) and $6,150 (Mr. Bialosky);

•	the values of certain credits provided under the Benefit Equalization Plan in the amount of $139,936 (Mr. Plant), $18,100 (Mr. Cantie) and $16,500 (Mr. Bialosky) under which Plan we provide benefits substantially equal to benefits that could not be provided under the Retirement Savings Plan because of limitations under the Internal Revenue Code of 1986, as amended (the “Code”); and

•	imputed income on group life insurance in the amount of $2,600 (Mr. Plant), $480 (Mr. Lake), $220 (Mr. Cantie) and $320 (Mr. Bialosky).

(6)	2003 includes the following amounts paid by Northrop:

•	under the retention agreements entered into between Northrop and the named executive officers: $1.8 million (Mr. Plant); $800,000 (Mr. Lunn); and $420,000 (each of the other named executive officers); pursuant to an agreement between us and Northrop, we made those payments on behalf of Northrop, and Northrop reimbursed us for such amounts; and

•	$3,556,162 relating to a change in control of Old TRW and Mr. Plant’s continued employment through the Acquisition.

(7)	Mr. Lunn’s 2003 salary represents the U.S. dollar equivalent of £433,000, based on the exchange rate at January 1, 2003 of $1.60960 = £1.00. Mr. Lunn’s bonus for 2003 represents the U.S. dollar equivalent of £610,000, based on the exchange rate at March 5, 2004 of $1.84299 = £1.00. Mr. Lunn’s bonus for 2004 represents the U.S. dollar equivalent of £636,800, based on the exchange rate at February 18, 2005 of $1.8949 = £1. Other amounts shown for Mr. Lunn for 2004 represent the U.S. dollar equivalent based on the 2004 average exchange rate of $1.831=£1.

(8)	Other Annual Compensation for Mr. Lunn for 2003 includes $ 108,727 of above-market investment earnings on deferred compensation payments which were distributed to Mr. Lunn in December 2003 but which related to amounts earned by Mr. Lunn in prior years.

Option Grants in Last Fiscal Year

There were no options for shares of our common stock granted to the named executive officers in 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows information concerning the values of options held by each of the executive officers named in the Summary Compensation Table at the end of 2004. No stock appreciation rights are held by any executive officer.

			Number of Securities		Value of Unexercised In-the-
	Shares		Underlying Unexercised		Money Options at Fiscal
	Acquired on	Value	Options at Fiscal Year-End		Year-End(2)
Name	Exercise(1)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
John C. Plant	0	$—	460,000	1,840,000	$2,589,800	$10,359,200
Steven Lunn	0	$—	220,000	880,000	$1,238,600	$4,954,400
Peter J. Lake	0	$—	134,000	536,000	$754,420	$3,017,680
Joseph S. Cantie	0	$—	124,000	496,000	$698,120	$2,792,480
David L. Bialosky	0	$—	94,000	376,000	$529,220	$2,116,880

(1)	In 2004, none of the named executive officers exercised options granted for shares of our common stock.

(2)	These year-end values represent the difference between the fair market value of our common stock underlying options and the exercise prices of the options. The fair market value of our common stock is based on the closing price of our stock on the New York Stock Exchange on December 31, 2004, which was $20.70. “In-the-money” means that the fair market value of the underlying stock is greater than the option’s exercise price on the valuation date.

Pension Plan Information

The following table shows the approximate annual pension benefits payable under our qualified and nonqualified supplemental plans to Mr. Plant.

Average	Years of Service
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years
$1,400,000	$315,000	$420,000	$525,000	$630,000	$735,000
$1,600,000	$360,000	$480,000	$600,000	$720,000	$840,000
$1,800,000	$405,000	$540,000	$675,000	$810,000	$945,000
$2,000,000	$450,000	$600,000	$750,000	$900,000	$1,050,000
$2,200,000	$495,000	$660,000	$825,000	$990,000	$1,155,000
$2,400,000	$540,000	$720,000	$900,000	$1,080,000	$1,260,000
$2,600,000	$585,000	$780,000	$975,000	$1,170,000	$1,365,000
$2,800,000	$630,000	$840,000	$1,050,000	$1,260,000	$1,470,000
$3,000,000	$675,000	$900,000	$1,125,000	$1,350,000	$1,575,000
$3,500,000	$787,500	$1,050,000	$1,312,500	$1,575,000	$1,837,500
$4,000,000	$900,000	$1,200,000	$1,500,000	$1,800,000	$2,100,000
$4,500,000	$1,012,500	$1,350,000	$1,687,500	$2,025,000	$2,362,500
$5,000,000	$1,125,000	$1,500,000	$1,875,000	$2,250,000	$2,625,000
$5,500,000	$1,237,500	$1,650,000	$2,062,500	$2,475,000	$2,887,500

The following table shows the approximate annual pension benefits payable under our qualified and nonqualified supplemental plans to Messrs Cantie and Bialosky.

Average	Years of Service
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 200,000	$45,000	$57,000	$69,000	$81,000	$93,000	$93,000
$ 400,000	$90,000	$114,000	$138,000	$162,000	$186,000	$186,000
$ 600,000	$135,000	$171,000	$207,000	$243,000	$279,000	$279,000
$ 800,000	$180,000	$228,000	$276,000	$324,000	$372,000	$372,000
$1,000,000	$225,000	$285,000	$345,000	$405,000	$465,000	$465,000
$1,200,000	$270,000	$342,000	$414,000	$486,000	$558,000	$558,000
$1,400,000	$315,000	$399,000	$483,000	$567,000	$651,000	$651,000
$1,600,000	$360,000	$456,000	$552,000	$648,000	$744,000	$744,000
$1,800,000	$405,000	$513,000	$621,000	$729,000	$837,000	$837,000
$2,000,000	$450,000	$570,000	$690,000	$810,000	$930,000	$930,000

Average compensation for Mr. Plant is the actual amount of salary for the preceding year (but not less than $1,350,000), plus the greater of (i) $650,000 or (ii) the average of annual performance bonuses earned under Mr. Plant’s employment agreement (not to exceed the previous three years). Average compensation for Messrs. Cantie and Bialosky is the average of the highest five consecutive calendar years of covered compensation, where covered compensation for a given year is the total of actual salary and performance bonus for the preceding year. The estimated pension benefits shown in the tables above assume payments in the form of a single life annuity following retirement on or after age 60. Retiree benefits are reduced after the retiree reaches age 62 to reflect Social Security benefits. Mr. Plant is also a participant in our plan in the United Kingdom as described below. However, benefits payable to Mr. Plant from our plan in the United Kingdom offset and are deducted from the pension benefits payable to Mr. Plant shown in the table above. Accordingly, the total amount of pension benefits payable to Mr. Plant will not exceed the amounts shown for Mr. Plant in the table above. Mr. Plant’s pension benefits may commence on an unreduced basis at age 57 1/2.

Our nonqualified supplemental plans consist of three supplemental retirement income plans under which we have undertaken to pay any retirement benefits otherwise payable to certain individuals, including the named executive officers, under the terms of our qualified retirement plan but for the provisions of the Code (or Inland Revenue, in the case of the United Kingdom) limiting amounts payable under tax-qualified retirement plans in certain circumstances. The supplemental retirement income plan covering Messrs. Cantie and Bialosky is unfunded. We have established a so-called “rabbi trust” to provide a source of payment for benefits under the supplemental retirement income plan covering Mr. Plant. Amounts are deposited in this trust from time to time to provide a source of payments to Mr. Plant when he retires. Amounts contributed to this trust during 2004 aggregated $3,422,738. We have established a funded unapproved retirement plan in the United Kingdom to provide supplemental retirement income benefits to Mr. Lunn. Benefits payable from this plan are funded through a trust. Contributions to this trust in 2004 amounted to $1,222,710 (or £633,857 at an exchange rate on the date of payment of £1 = $1.929)

The following table shows the approximate annual pension benefits payable under our qualified and nonqualified supplemental plans to Messrs. Lunn and Lake, participants in our plans applicable to senior management employees located in the United Kingdom.

Final	Years of Service
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 200,000	$100,000	$133,000	$133,000	$133,000	$133,000	$133,000
$ 400,000	$200,000	$266,667	$266,667	$266,667	$266,667	$266,667
$ 600,000	$300,000	$400,000	$400,000	$400,000	$400,000	$400,000
$ 800,000	$400,000	$533,333	$533,333	$533,333	$533,333	$533,333
$1,000,000	$500,000	$666,667	$666,667	$666,667	$666,667	$666,667
$1,200,000	$600,000	$800,000	$800,000	$800,000	$800,000	$800,000
$1,400,000	$700,000	$933,333	$933,333	$933,333	$933,333	$933,333
$1,600,000	$800,000	$1,066,667	$1,066,667	$1,066,667	$1,066,667	$1,066,667
$1,800,000	$900,000	$1,200,000	$1,200,000	$1,200,000	$1,200,000	$1,200,000
$2,000,000	$1,000,000	$1,333,333	$1,333,333	$1,333,333	$1,333,333	$1,333,333

Final compensation is salary over the 12 months prior to retirement plus the average of pensionable bonus for the last five years prior to retirement. The pensionable bonus in any year is the actual bonus paid for the year, subject to a cap of 10% of the year’s salary.

The estimated benefits reflect an annual payment assuming payments are made to Messrs. Lunn and Lake on or after age 62 1/2. The benefits of Messrs. Lunn and Lake will not be reduced as a result of any state benefits to which they may otherwise be entitled.

The years of credited service for pension purposes completed by the named executive officers are approximately as follows: Mr. Plant — 27 years of service; Mr. Lunn — 9 years of service; Mr. Lake — 30 years of service; Mr. Cantie — 10 years of service; and Mr. Bialosky — 16 years of service.

Employment Agreements

In connection with the consummation of the Acquisition in 2003, employment agreements between certain executives and TRW and its affiliates were terminated. Certain of our wholly-owned subsidiaries entered into new employment agreements with each of Messrs. Plant, Lunn, Bialosky, Cantie and Lake.

Mr. Plant’s Agreement

The employment agreement of Mr. Plant extends for an indefinite term, subject to termination of his employment by either Mr. Plant or our wholly-owned subsidiary, TRW Automotive Inc. pursuant to the terms of the agreement, and provides for the payment of a base salary and a bonus opportunity equal to 200% of Mr. Plant’s base salary. The agreement includes a confidentiality provision and a noncompetition and nonsolicitation provision for a term of two years following Mr. Plant’s termination of employment with us for any reason. Mr. Plant’s employment agreement was amended in February 2005 to provide the retiree medical benefits to Mr. Plant in the United States that he had under his United Kingdom medical plan.

Mr. Plant’s employment agreement also provides that if he is terminated by us without “cause” (other than due to his death or “disability”) or he resigns with “good reason” prior to a “change in control” (as such terms are defined in the agreement), he will be entitled to receive: (1) continued payment of his base salary and a monthly payment equal to the average of his annual bonuses received prior to termination divided by 12 for a period of two years; (2) continued welfare benefit coverage and certain perquisites for a period of 24 months; (3) a pro rata bonus for the year of termination; and (4) a supplemental retirement benefit equal to the excess of (A) the benefit Mr. Plant would have earned under our defined benefit pension plan had Mr. Plant participated and was credited with two additional years of service in excess of (B) the benefit he would have earned under our defined benefit pension plan had he participated, without the benefit of the additional two years of service, payable monthly for a period of 24 months following his termination of employment.

The agreement additionally provides that if Mr. Plant is terminated without cause (other than due to his death or disability) or resigns with good reason prior to a change in control, but during a period of discussion in anticipation of a change in control, and such change in control subsequently occurs, he shall also be entitled to a lump sum payment, upon the change in control, equal to (1) the remainder of the cash severance benefits payable in clause (1) in the preceding paragraph, and (2) the sum of his base salary and average annual bonuses received prior to termination.

Mr. Plant’s employment agreement also provides that if Mr. Plant is terminated without cause (other than due to his death or disability) or resigns with good reason following a change in control but prior to the first anniversary of such change in control, he will be entitled to receive: (1) a lump sum payment equal to the sum of (A) two times his base salary and average annual bonus and (B) the sum of his base salary and average annual bonus multiplied by a fraction, the numerator of which is the number of months from the date of termination until the first anniversary of the change in control and the denominator of which is 12; (2) continued welfare benefit coverage and certain perquisites for a period of 24 months; (3) a pro rata bonus for the year of termination; and (4) the supplemental retirement benefit described above. In addition, Mr. Plant may resign for any reason during the sixty-day period following the first anniversary of such change in control and will be entitled to receive severance benefits he would be entitled to receive if he was terminated without cause or resigned with good reason prior to a change in control as described above; provided that he would receive his base salary and average annual bonus severance benefit in a lump sum.

Other Executive Agreements

The employment agreement of Mr. Lunn extends for an indefinite term, subject to termination of his employment by either Mr. Lunn, TRW Limited or TRW Automotive Inc. pursuant to the terms of the agreement. The employment agreements of Messrs. Bialosky, Cantie and Lake extend for a three-year term followed by automatic additional one-year terms unless notice of termination of the executive’s employment is provided by TRW Automotive Inc. or TRW Limited (in the case of Mr. Lake) or the executive prior to the expiration of the term. The agreements provide for the payment of a base salary and a bonus opportunity equal to a specified percentage of the executives’ base salary. Each agreement includes a confidentiality provision and a noncompetition and nonsolicitation provision for a term of 18 months (24 months for Mr. Lunn) following the termination of the executive’s employment for any reason other than a termination upon or following the expiration of the employment agreement. The agreements also provide that if the executive is terminated without “cause” or the executive resigns with “good reason” prior to a “change in control” (as such terms are defined in the agreements), such executive will be entitled to receive (1) continued payment of his base salary and a monthly payment equal to the average of his annual bonuses received prior to termination divided by 12 for a period of time equal to (A) two years for Mr. Lunn and (B) 18 months for Messrs. Bialosky, Cantie and Lake; (2) continued welfare benefits coverage for a period of 18 months (two years for Mr. Lunn); and (3) a pro rata bonus for the year of termination. In addition, upon such termination of employment, Mr. Lunn will be entitled to (1) a supplemental retirement benefit equal to the excess of (A) the benefit Mr. Lunn would have earned under our U.K. defined benefit pension plan had Mr. Lunn participated and was credited with two additional years of service in excess of (B) the benefit he would have earned under our U.K. defined benefit pension plan had he participated, without the benefit of the additional two years of service, payable monthly for a period of 24 months following his termination of employment and (2) two additional years of credited service under the Lucas Funded Executive Pension Scheme No. 4.

The agreements additionally provide that if the executive is terminated without cause (other than due to his death or disability) or resigns with good reason prior to a change in control, but during a period of discussion in anticipation of a change in control, and such change in control subsequently occurs, he shall also be entitled to a lump sum payment, upon the change in control, equal to (1) the remainder of the cash severance benefits payable in clause (1) in the preceding paragraph, and (2) the sum of his base salary and average annual bonuses received prior to termination.

The employment agreements also provide that if the executive is terminated without cause (other than due to his death or disability) or resigns with good reason following a change in control but prior to the first anniversary of such change in control, he will be entitled to receive: (1) a lump sum payment equal to the sum of (A) 1.5 times his base salary and average annual bonus (two times for Mr. Lunn) and (B) the sum of his base salary and average annual bonus multiplied by a fraction, the numerator of which is the number of months from the date of termination until the first anniversary of the change in control and the denominator of which is 12; (2) continued welfare benefit coverage and certain perquisites for a period of 18 months (24 months for Mr. Lunn); and (3) a pro rata bonus for the year of termination.

In addition, in the case of the employment agreements for Messrs. Bialosky, Cantie and Lake, if TRW Automotive Inc. or TRW Limited (in the case of Mr. Lake) terminates the executive upon or following the expiration of his employment term, he will be entitled to a lump sum payment equal to his base salary and annual bonus, continued welfare benefits coverage for a period of one year and a pro rata bonus for the year of termination.

Amendment to Employment Agreements

In December 2004, wholly owned subsidiaries of TRW entered into amendments to the employment agreements with each of our executive officers (John Plant, Steve Lunn, David Bialosky, Joseph Cantie and Peter Lake). The employment agreements previously provided that the executives’ annual bonuses will be based upon the achievement of annual net income, EBITDA and cash flow targets established by the board of directors within the first three months of each fiscal year. The amendments revise the employment agreements to clarify that the objectives on which executives’ annual bonuses are based are defined measures of EBITDAP and cash flow. The amendments also provide that twenty percent of executives’ target bonuses will be based on additional factors determined to be relevant by the compensation committee of the board of directors, which may include industry-specific and general economic conditions as well as strategic factors.

Deferred Compensation Plan

We have adopted a voluntary nonqualified deferred compensation plan for a number of our senior executives. An executive can defer any cash award payable to him as a cash bonus or, if applicable, a cash award/performance unit payable to him by a subsidiary pursuant to a similar long-term compensation program or other grant designated as being eligible for deferral that would be paid to him and considered to be “wages” for purposes of U.S. federal income tax withholding. Generally, the plan benefits are payable to the executive upon termination of his employment or at the option of the executive either five or ten years from the date of deposit.

Stock Performance Graph

The graph below provides an indicator of TRW’s cumulative total stockholder return as compared with Standard & Poor’s 500 Stock Index and the Standard & Poor’s 1500 Auto Parts & Equipment Index. The graph assumes an initial investment of $100. The graph covers a period of time beginning in February 2004, when TRW’s common stock first traded on the New York Stock Exchange, through December 31, 2004.

	2/03/04	12/31/04
TRW Automotive	$100.00	$76.38

S&P 500	$100.00	$108.41

S&P 1500 Composite Auto Parts and Equipment Index (which currently includes 12 companies)	$100.00	$99.03

Stockholder Proposals

Any stockholder proposal intended for inclusion in the proxy material for the 2006 annual meeting must be received by our secretary at our World Headquarters no later than November 28, 2005. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must still comply with the procedural requirements in TRW’s bylaws. Accordingly, written notice must be sent to the secretary of TRW not less than 90 or more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2006 annual meeting, written notice must be delivered between the close of business on January 13, 2006 and the close of business on February 12, 2006. If the date of the annual meeting, however, is not within 30 days before or 70 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which TRW first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our secretary at 12001 Tech Center Drive, Livonia, MI 48150.

Any stockholder suggestions for director nominations must also be submitted by the dates by which other stockholder proposals are required to be submitted.

Annual Report and Other Matters

TRW’s 2004 Annual Report, including consolidated financial statements, is being mailed to you with this proxy statement. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at our headquarters, 12001 Tech Center Drive, Livonia, MI 48150 for ten days before the meeting.

We will provide any stockholder, at no charge, with a copy of our Annual Report on Form 10-K for 2004 including financial statements, financial statement schedules and other exhibits. All that a stockholder has to do is write to our secretary at 12001 Tech Center Drive, Livonia, MI 48150

Expenses of Solicitation

The cost of soliciting proxies in the accompanying form will be paid by TRW. TRW will solicit proxies by mail and may also solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of TRW without extra remuneration except reimbursement of out-of-pocket expenses. TRW may also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxies and proxy materials to beneficial owners of TRW common stock and for obtaining their instructions.

March 28, 2005

David L. Bialosky
Secretary

Annex A

TRW AUTOMOTIVE HOLDINGS CORP.

AUDIT COMMITTEE CHARTER

I.	Purpose

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by TRW Automotive Holdings Corp. (the “Company”) to the public; the Company’s systems of disclosure controls and internal controls regarding finance, accounting, legal and regulatory compliance and ethics that management and the Board have established; the independent auditor’s qualifications, independence and performance; the assessment of business risk management; the performance of the Company’s internal audit function; and the Company’s auditing, accounting and financial reporting processes generally. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.

II.	Membership

     The Committee shall consist of at least three directors appointed by the Board. Each Committee member must meet any then applicable independence requirements and must have such additional qualifications and experience as may from time to time be required by the Securities Exchange Act of 1934 or the New York Stock Exchange or any other applicable rules and standards of the Securities and Exchange Commission or other applicable regulatory bodies (the “Rules and Standards”).

     Each director serving on the Audit Committee shall be “financially literate,” as such qualification is interpreted by the Board of Directors in its business judgment, or such director must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

     The Committee shall have at least one member who is a “financial expert” as defined by the Securities and Exchange Commission. The existence of such member shall be disclosed in periodic filings as required by the SEC. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

     An Independent Director appointed by the Board shall chair the Audit Committee. He or she shall be responsible for leadership of the Audit Committee, including determining the agenda for Audit Committee meetings (with input from Committee members and in consultation with management, the chief internal audit executive and the independent auditor), presiding over the meetings, and reporting to the Board. No member of the Audit Committee shall be employed by or currently affiliated with the Company’s independent auditor.

III.	Meetings

     The Audit Committee shall meet in person or by telephone at least four times annually, or more frequently as circumstances dictate. The Audit Committee shall meet periodically with the Company’s Vice President of Internal Audit, the independent auditor and management in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believes should be discussed privately. In addition, the Audit Committee or a designated member thereof should meet with the independent auditor and management quarterly to review the Company’s financial reporting consistent with Section IV. 8 and Section IV.10 below.

     The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee and provide pertinent information as necessary.

     A quorum of the Audit Committee shall be declared when a simple majority of the appointed members of the Audit Committee are in attendance. Meetings shall be scheduled at the discretion of the Audit Committee or a designated member thereof. Notice of the meetings shall typically be provided at least five days in advance, but less notice may be provided as circumstances dictate.

     The independent auditor, the Vice President of Internal Audit or the General Counsel may request a meeting with the Audit Committee at any time.

IV.	Responsibilities and Duties

     To fulfill its responsibilities and duties the Audit Committee shall:

1. Select and retain, and terminate if appropriate, the independent auditor, set the independent auditor’s compensation, and pre-approve all audit services to be provided by the independent auditor.

2. Pre-approve all permitted non-audit services to be performed by the independent auditor and establish policies and procedures for the engagement of the independent auditor to provide permitted non-audit services.

3. Receive and review at least annually: (a) a report by the independent auditor describing (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and (iii) all relationships between the independent auditor and the Company (in order that the Audit committee may assess the independent auditor’s independence); and (b) other required reports from the independent auditor.

4. At least annually, consider the independence of the independent auditor, including whether the provision by the independent auditor of permitted non-audit services is compatible with independence, obtain and review a report from the independent auditor describing all relationships between the auditor and the Company, and recommend, if necessary, that the Board take certain actions to satisfy itself of the independence of the auditor.

5. Review with the independent auditor: (a) the scope and results of their audits; (b) any problems or difficulties that the auditor encountered in the course of the audit work, and management’s response; and (c) any questions, comments or suggestions the auditor may have relating to the internal controls, and accounting practices and procedures, of the Company or its subsidiaries.

6. Review, at least annually, the scope and results of the then current and future internal audit programs, including procedures for implementing accepted recommendations made by the internal auditors, the internal audit charter, plans, activities, staffing, budget and organizational structure of the internal audit function and any significant matters contained in reports from the Company’s Vice President of Internal Audit. Review and approve the appointment and removal of the Vice President of Internal Audit.

7. Review with the independent auditor, the Company’s Vice President of Internal Audit, and management: (a) the adequacy and effectiveness of the systems of internal controls (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent auditor or management), accounting practices, and disclosure controls and procedures (and management reports thereon), of the Company and its subsidiaries; and (b) current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

8. Review and discuss with management and the independent auditor the annual audited and quarterly financial statements of the Company, including:

(a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission; (c) the items required by Statement of Auditing Standards 61 as in effect at that time in the case of the annual statements; (d) management’s report on internal control over financial reporting and certification of disclosure as required by the final rules relating to Section 404 of the Sarbanes-Oxley Act; and (e) the Chief Executive Officer and Chief Financial Officer certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act.

9. Recommend to the Board of Directors, based on the review described in paragraphs 4 and 8 above, whether the financial statements should be included in the annual report on Form 10-K.

10. Review earnings press releases, as well as Company policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies.

11. Discuss Company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks.

12. Review: (a) the status of compliance with laws, regulations, and internal procedures; and (b) the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and third parties as determined by the Audit Committee.

13. Prepare an audit committee report as required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

14. Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal accounting controls and auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

15. Conduct a performance evaluation at least annually, possibly via a self-evaluation, of the Audit Committee and evaluate at least annually the adequacy of its charter and present to the Board of Directors for its formal review and approval any proposed changes to the charter.

16. Approve the hiring at the OIP-3 level or above of employees of the Company’s independent auditor or former employees of the Company’s independent auditor who have worked for the Company’s independent auditor within the last five years.

17. Review expenses reported by the Board and the executive officers of the Company.

18. Perform such other duties and responsibilities as may be assigned to the Audit Committee by law, the Company’s restated certificate of incorporation or the Board of Directors.

V.	Reports

The Audit Committee shall provide a high level summary of the Committee’s activities to the Board of Directors after each Committee meeting and report its recommendations to the Board of Directors. When presenting any recommendation or advice to the Board, the Audit Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. The Audit Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review.

VI.	Authorizations

     The Audit Committee is authorized to confer with Company management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Audit Committee is authorized to conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities. The Audit Committee also is authorized to seek outside legal or other advice to the extent it deems necessary or appropriate.

VII.	Funding

The Audit Committee shall have the authority to engage independent counsel and other advisers as it deems necessary to carry out its duties. In this connection, it shall determine the appropriate amount of funding for payment of compensation to the independent auditor and to any advisors that the Audit Committee chooses to engage. The Company shall provide appropriate funding, as determined by the Audit Committee, for such compensation and for the ordinary administrative expenses of the Audit Committee.

AS ADOPTED BY THE BOARD OF DIRECTORS ON JANUARY 23, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2005

The stockholder(s) hereby appoint(s) John C. Plant, Joseph S. Cantie and David L. Bialosky, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TRW Automotive Holdings Corp. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time on Friday, May 13, 2005, at the TRW Vehicle Safety Systems Inc. facility, 11202 East Germann Road, Queen Creek, Arizona, 85242, and any adjournment or postponement thereof. The record date for the annual meeting is March 18, 2005. Only stockholders of record at the close of business on that date may vote at the meeting.

Employees who participate in the TRW Automotive Retirement Savings Plan or the TRW Automotive Savings Plan for Represented Employees may use this proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote these shares. They will vote the shares in accordance with the employee’s instructions and the terms of the plan.

If the employee does not provide voting instructions for shares held in any of these plans, then an independent fiduciary selected by TRW, but not affiliated with TRW, will vote the shares as such independent fiduciary deems advisable.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY MAIL
TRW AUTOMOTIVE HOLDINGS CORP. 12001 TECH CENTER DRIVE LIVONIA, MICHIGAN 48150	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TRW Automotive Holdings Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TRWAU1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRW AUTOMOTIVE HOLDINGS CORP.

Vote on Directors

Proposal 1.	The election of three directors to serve as Class I directors for a three-year term beginning at the meeting and expiring at the 2008 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board has nominated for re-election 01) Joshua H. Astrof, 02) Francois J. Castaing and 03) Paul H. O’Neill, all current directors.	For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

		For	Against	Abstain
Vote on Proposal

Proposal 2.	The ratification of Ernst & Young LLP as independent public accountants to audit the consolidated financial statements of TRW Automotive Holdings Corp. for 2005.	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

For comments, please check this box and write them on the back where indicated	☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executive, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date